LightPath Technologies Fiscal 2007 Third Quarter Comments

ORLANDO, FL -- 04/13/2007 -- LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its third quarter of fiscal 2007 include sales of approximately $2.9 million compared with $3.1 million in the third quarter of fiscal 2006, a decrease of 8%.

During our first nine months of this fiscal year sales increased 26%, to $11.0 million compared to the first nine months of fiscal 2006 when the Company reported sales of approximately $8.8 million.

At March 31, 2007, our Disclosure Backlog was $2.1 million, a decrease of 41% over our Disclosure Backlog at March 31, 2006 of $3.5 million. As reported in our Annual Report on Form 10-K for June 30, 2006, we had a "Disclosure Backlog" (as defined therein) at that date of $4.3 million.

During our second and third quarters we experienced a shift in our business as new orders for communications-related products slowed, while orders for our other products did not increase to compensate for the reduction. Although the backlog is lower, quoting activity is up and we remain confident about the new opportunities in front of LightPath and the growth of optics worldwide.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, "While our gross margins were negatively impacted by lower sales volumes, the impact was minimized primarily because of our shift of more than 70% of our molded production to our Shanghai location resulting in lower production costs. During this quarter our communications orders slowed and other markets could not pick up the difference which has caused a reduction in our backlog compared to prior quarters."

"Our Orlando team continues to develop new products for defense and industrial applications, while the Shanghai team is introducing our technologies to a whole new base of customers in Asia/Pacific region. Each of these could create additional opportunities for larger volume sales, thus promoting future growth," explained Ken Brizel.

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EDT on Tuesday, May 15, 2007 to discuss details regarding the company's performance for the third quarter of fiscal 2007. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

Contacts:
Dorothy Cipolla, CFO
LightPath Technologies, Inc.
(407) 382-4003
Internet: www.lightpath.com